Exhibit 99.3

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES CLOSING OF IPO

DALLAS, TEXAS, February 14, 2006…EXCO Resources, Inc. (NYSE: XCO) today announced the closing of its initial public offering of 50,000,000 shares of its common stock at $13.00 per share for aggregate net proceeds to EXCO, after underwriters’ discount, of $617,500,000. The shares are listed on the New York Stock Exchange under the trading symbol XCO.

J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and Goldman, Sachs & Co. acted as joint book running managers for this offering.

A prospectus relating to these securities may be obtained from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081, (212) 552-6164 or addressingservices@jpmchase.com, from Bear, Stearns & Co. Inc., Prospectus Department, 383 Madison Avenue, New York, NY 10179, (631) 274-8321, or from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004, (212) 902-1171.

A registration statement relating to these securities has been declared effective by the United States Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any province, state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such province, state or other jurisdiction.

About EXCO Resources, Inc.

EXCO Resources, Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploitation of onshore North American oil and natural gas properties.